RESTATED PROPERTY MANAGEMENT AGREEMENT

THIS RESTATED PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is entered into as of October 1, 2013 among Three-A  SAC Self-Storage Limited Partnership, a Nevada limited partnership ("Owner"), and the subsidiaries of U-Haul International, Inc. set forth on the signature block hereto (collectively or individually, as the case may be, "Manager").

RECITALS

A.Owner owns the real property and all improvements thereon and appurtenances thereto located at the street addresses identified on Exhibit A hereto (hereinafter, collectively the “Property”).

B.Owner intends that the Property be rented on a space-by-space retail basis to corporations, partnerships, individuals and/or other entities for use as self-storage facilities.

C.Owner desires that Manager manage the Property and Manager desires to act as the property manager for the Property, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows.

1.                   Employment.

(a)                Owner hereby retains Manager, and Manager agrees to act as manager of the Property upon the terms and conditions hereinafter set forth.

(b)               Owner acknowledges that Manager, and/or Manager affiliates, is in the business of managing self-storage facilities and businesses conducted thereat, including, but not limited to, the sale of packing supplies and rental of trucks and equipment, both for its own account and for the account of others.  It is hereby expressly agreed that notwithstanding this Agreement, Manager and such affiliates may continue to engage in such activities, may manage facilities other than those presently managed by Manager and its affiliates (whether or not such other facilities may be in direct or indirect competition with Owner) and may in the future engage in other business which may compete directly or indirectly with activities of Owner.

(c)                In the performance of its duties under this Agreement, Manager shall occupy the position of an independent contractor with respect to Owner.  Nothing contained herein shall be construed as making the parties hereto (or any of them) partners or co-parties to a joint venture, nor construed as making Manager an employee of Owner.

2.                   Duties and Authority of Manager.

Subject to the terms and conditions of this Agreement, on behalf of, and as agent of, the Owner:

(a)                General Duties and Authority.  Manager shall have the sole and exclusive duty and authority to fully manage the Property and supervise and direct the business

(b)               and affairs associated or related to the daily operation thereof, to collect on behalf of Owner all revenues related to the Property, to pay on behalf of Owner all expenses of the Property, and to execute on behalf of Owner such documents and instruments as, in the sole judgment of Manager, are reasonably necessary or advisable under the circumstances in order to fulfill Manager's duties hereunder.  Such duties and authority shall include, without limitation, those set forth below.  Notwithstanding the foregoing or any other term or provision herein, upon notice to Manager, Owner shall have the right to assume responsibility for the direct payment of certain expenses of Owner, as may be determined by Owner.  In such event, Owner shall provide an accounting of such costs to Manager.  In the event Owner fails to provide such accounting to Manager, Manager shall assume no liability for nonpayment for such expenses so assumed by Owner.   The parties acknowledge and agree that Owner will retain title to, ownership of, and exclusive right to control the Property, subject to the terms of this Agreement, and that portion of the Gross Revenue (as hereinafter defined) owned by Owner (“Owner’s Revenue”); and that Manager will not acquire title to, any interest in, or any income or revenues from the Property or Owner’s Revenue.  For purposes of this Agreement, Owner’s Revenue consists of the revenue from storage operations, retail sales, miscellaneous income and the commissions (“U-Move Commissions”) paid to Owner pursuant to the terms of that Dealership Contract between Owner and Manager dated as of the date hereof (the “Dealer Contract”), in each case with respect to the Property. In performing its services and making any payments hereunder, Manager will make known to third parties that Manager is acting solely as the agent of Owner.  Under no circumstances will Manager represent or hold itself out to any third party as having any title to or property interest in the Property or Owner’s Revenue.

(c)                Renting of the Property.  Manager shall establish policies and procedures for the marketing activities for the Property, and shall advertise the Property through such media as Manager deems advisable.  Manager's marketing activities for the Property shall be consistent with the scope and quality implemented by Manager and its affiliates at any other properties operated by Manager or its affiliates.  Manager shall have the sole discretion, which discretion shall be exercised in good faith, to establish the terms and conditions of occupancy by the tenants of the Property, and Manager is hereby authorized to enter into rental agreements on behalf and for the account of Owner with such tenants and to collect rent from such tenants on behalf and for the account of Owner. Manager may jointly advertise the Property with other properties owned or managed by Manager or its Affiliates, and in that event, Manager shall reasonably allocate the cost of such advertising among such properties.

(d)               Repair, Maintenance and Improvements.  Manager shall make, execute, supervise and have control over the making and executing of all decisions concerning the acquisition of furniture, fixtures and supplies for the Property, and may purchase, lease or otherwise acquire the same and which items shall be owned by Manager.  Manager shall make and execute, or supervise and have control over the making and executing of all decisions concerning the maintenance, repair and landscaping of the Property, provided, however, that such maintenance, repair and landscaping shall be consistent with the maintenance, repair and landscaping implemented by Manager and its affiliates at any other properties operated by Manager or its affiliates.  Manager shall, on behalf of Owner, negotiate and contract for and supervise the installation of all capital improvements related to the Property; provided, however, that Manager agrees to secure the prior written approval of Owner on all such expenditures in excess of $10,000.00 for any one item, except monthly or recurring operating charges and/or emergency repairs if in the opinion of Manager such emergency repairs are necessary to protect the Property from damage or to maintain services to the Owner or any customers.  In the event such emergency repairs exceed $10,000, Manager shall notify Owner and the insurer as applicable of the cost estimate for such work.

(e)                Personnel.  Manager shall select all vendors, suppliers, contractors, subcontractors and employees with respect to the Property and shall hire, discharge and supervise all labor and employees required for the operation and maintenance of the Property.  Any employees so hired shall be employees of Manager, and shall be carried on the payroll of Manager.  Employees may include, but need not be limited to, on-site resident managers, on-site assistant managers, and relief managers located, rendering services, or performing activities on the Property in connection with its operation and management.  The cost of employing such persons shall not exceed prevailing rates for comparable persons performing the same or similar services with respect to real estate similar to the Property in the general vicinity of each respective Property.  Manager shall be responsible for all legal and insurance requirements relating to its employees.

(f)                Service Agreements.  Manager shall negotiate and execute on behalf of Owner such agreements which Manager deems necessary or advisable for the furnishing of utilities, services, concessions and supplies, for the maintenance, repair and operation of the Property and such other agreements which may benefit the Property or be incidental to the matters for which Manager is responsible hereunder.

(g)               Other Decisions.  Manager shall make the decisions in connection with the day-to-day operations of the Property.

(h)               Regulations and Permits.  Manager shall comply in all respects with any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body pertaining to the Property (collectively, "Laws"), respecting the use of the Property or the maintenance or operation thereof, the non-compliance with which could reasonably be expected to have a material adverse effect on Owner or any Property.  Manager shall apply for and obtain and maintain, on behalf of Owner, all licenses and permits required or advisable (in the reasonable judgment of Manager) in connection with the management and operation of the Property.  Notwithstanding the foregoing, Manager shall be permitted to contest any Applicable Laws to the extent and pursuant to the same conditions that Owner is permitted to contest any Laws.  To the extent that Manager does not comply, Manager will be responsible for the costs and penalties incurred as a result of the non-compliance.

(i)                 Records and Reports of Disbursements and Collections.  Manager shall establish, supervise, direct and maintain the operation of a system of cash record keeping and bookkeeping with respect to all receipts and disbursements and all business activities and operations conducted by Manager in connection with the management and operation of the Property.  Manager shall be responsible for cash shortages and discrepancies incurred in the normal course of management operations.  The books, records and accounts shall be maintained at the Manager's office or at Owner's office, or at such other location as Manager and Owner shall determine, and shall be available and open to examination and audit quarterly by Owner, its representatives, its lenders and administrative and collateral agents on behalf of lenders, if any

(collectively, “Lender”), and as provided by Owner, and, subject to any mortgagee of the Property, and such mortgagee's representative.  Manager shall cause to be prepared and delivered to Owner and, if Owner fails to provide such information to Lender pursuant to the Loan Documents, to Lender, a monthly statement on a per-Property basis, of receipts, expenses and charges, and any other information as reasonably required by Owner to prepare its financials statements, together with a statement, on a per-Property basis, of the disbursements made by Manager during such period on Owner's behalf, which shall include separate lines for prepaid items and inventory.  Manager shall provide Owner with rent rolls and occupancy reports if requested.

(j)                 Collection.  Manager shall be responsible for the billing and collection of all receipts and for payment of all expenses with respect to the Property and shall be responsible for establishing policies and procedures to minimize the amount of bad debts. Bad debt incurred as a result of non compliance with management policies and procedures (such as improper verifications or acceptance of bad credit cards or bad checks) will be the responsibility of Manager.

(k)               Legal Actions.  Manager shall cause to be instituted, on behalf and in its name or in the name of Owner as appropriate, any and all legal actions or proceedings Manager deems necessary or advisable in connection with the Property, including, without limitation, to collect charges, rent or other income due to Owner with respect to the Property and to oust or dispossess tenants where appropriate or other persons unlawfully in possession under any lease, license, concession agreement or otherwise, and to collect damages for breach thereof or default thereunder by such Owner, licensee, concessionaire or occupant.

(l)                 Insurance.  Manager will insure, on its Master Policy, against all liabilities at the Property at Manager’s sole cost and expense (“General Liability Insurance”). Any deductibles or self-insured retentions with respect to the General Liability Insurance shall be at Manager’s (or Manager’s U-Haul affiliates’) responsibility and sole cost and expense.   Manager will insure equipment at Manager’s cost, as determined by Manager.  If requested by Owner, Manager will obtain for Owner, at Owner’s sole cost and expense, a policy of property insurance (“Property and Casualty Insurance”).  Any such Property & Casualty Insurance shall meet Lender’s required coverage, to include earthquake, flood and other Lender requirements, as the case may be, and shall be the cost of Owner.  Manager’s obligations under this Section 2(k) shall be guaranteed by U-Haul International, Inc.

(m)             Taxes.  During the term of this Agreement, Manager shall pay on behalf of Owner, prior to delinquency, real estate taxes, personal property taxes, and other taxes assessed to, or levied upon, the Property, but only in the event requested by Owner.  If requested, Manager will charge to Owner an expense monthly equal to 1/12 of annual- real property taxes.

(n)               Limitations on Manager Authority.  Notwithstanding anything to the contrary set forth in this Section 2, Manager shall not, without obtaining the prior written consent of Owner, (i) rent storage space in the Property by written lease or agreement for a stated term in excess of one year unless such lease or agreement is terminable by the giving of not more than thirty (30) days written notice, (ii) alter the building or other structures of the Property in violation of loan documents executed by Owner in connection with the Property (“Loan

Documents”); (iii) enter on behalf of Owner any other agreements which exceed a term of one year and are not terminable on thirty day's notice at the will of Owner, without penalty, payment or surcharge; (iv) act in violation of any Law, (v) violate any term or condition of the Loan Documents; (vi) fail to correct any misunderstanding of any third party of which Manager becomes aware as to the separateness of Owner and Manager; or (vii) except as explicitly set forth in this Agreement, exercise any authority to act on behalf of, or hold itself out has having authority to act on behalf of, Owner.

(o)               Shared Expenses.  Owner acknowledges that certain economies may be achieved with respect to certain expenses to be incurred by Manager on behalf of Owner hereunder if materials, supplies, insurance or services are purchased by Manager in quantity for use not only in connection with Owner's business at the Property but in connection with other properties owned or managed by Manager or its affiliates.  Manager shall have the right to purchase such materials, supplies, insurance (subject to the terms of this Agreement) and/or services in its own name and charge Owner a pro rata allocable share of the cost of the foregoing; provided, however, that the pro rata cost of such purchase to Owner shall not result in expenses that are either inconsistent with the expenses of other "U-Haul branded" locations in the general vicinity of the applicable Property or greater than would otherwise be incurred at competitive prices and terms available in the area where the Property is located; and provided further, Manager shall give Owner access to records (at no cost to Owner) so Owner may review any such expenses incurred.

(p)               Deposit of Gross Revenues.  All revenue from operations at the Property (“Gross Revenue”) shall be deposited daily by Manager into (i) a bank account that has been established for the benefit of Owner (the “Deposit Account”) and maintained by Manager (or its parent company); or (ii) a collective bank account (the “Collective Account”) maintained by Manager (or its parent company) for the benefit of multiple property owners.  In either case, although the account may be in Owner’s name, Owner’s right to the proceeds therein only extends to Owner’s Revenue.  On a daily basis, Manager shall transfer Owner’s Revenue in the Deposit Account or Collective Account, as the case may be, to Owner’s separately identified depositary account pledged to Lender (“Blocked Account”). To the extent that Gross Revenue is deposited into a Collective Account, Manager (or its parent company) shall on a daily basis reconcile such Collective Account and maintain such records as shall clearly identify the respective interest of each property owner in such account.  Manager shall not, and shall not permit any other property owner or any affiliate of Manager to borrow, lend, use, pledge or otherwise encumber Owner’s Revenue while it is in a Deposit Account or Collective Account. Pursuant to the terms and conditions of that certain Cash Management Agreement dated as of the date hereof between Owner, U.S. Bank National Association as Agent and Administrative Agent, and Manager (the “Cash Management Agreement”), during a Cash Sweep Period (as defined in the Cash Management Agreement), the Owner’s Revenue shall be transferred to the Cash Management Account and shall be governed by the terms of the Cash Management Agreement.   The payment of Owner’s U-Move Commissions shall be governed by the terms of the Dealer Contract.    Except as otherwise expressly set forth above or in the Cash Management Agreement or Blocked Account Agreement (as defined in the Cash Management Agreement), nothing in this Section shall be construed to limit Owner’s access to Owner’s Revenue, except during a Cash Sweep Period. Manager shall not deposit any Gross Revenues into any deposit accounts except as expressly permitted under this paragraph.

(q)               Obligations under Loan Documents and other Material Contracts.  Manager shall take such actions as are necessary or appropriate under the circumstances to ensure, to the extent Manager is privy to the information, that Owner is in compliance with the terms of the Loan Documents and any other material agreement relating to the Property to which Owner is a party and for which Manager is privy to the information.  Notwithstanding the foregoing, nothing herein contained shall be deemed to obligate Manager to fund from its own resources any payments owed by Owner under the Loan Documents or otherwise be deemed to make Manager a direct obligor under the Loan Documents.

(r)                Obligations notwithstanding other Tenancy at the Property.  Manager shall perform all of its obligations under this Agreement in a professional manner consistent with the standards it employs at all of its managed locations.

(s)                Segregation.   Owner and Manager shall maintain the Property and Owner’s Revenue in such a manner that it is not costly or difficult to segregate, ascertain or identify Owner’s individual assets from those of Manager or any other person.

3.                   Duties of Owner.

Owner shall cooperate with Manager in the performance of Manager's duties under this Agreement and to that end, upon the request of Manager, shall provide, at such rental charges, if any, as are deemed appropriate, reasonable office space for Manager employees on the premises of the Property (to the extent available). Owner shall not unreasonably withhold or delay any consent or authorization to Manager required or appropriate under this Agreement.  Owner shall provide Manager with copies of all Loan Documents and any amendments thereto.

4.                   Compensation of Manager.

(a)                Reimbursement of Expenses.  Manager shall be entitled to request and receive timely reimbursement for all timely authorized out-of-pocket reasonable and customary expenses (“Expenses”) actually incurred by Manager in the discharge of its duties hereunder.  Such expense reimbursement shall be due by the last business day of each month, for all expenses billed during such month, unless a written request is received by Manager detailing a legitimate dispute as to a billed amount.    Such reimbursement shall be the obligation of Owner, whether or not Owner’s Revenues are sufficient to pay such amounts.  Unpaid balances shall accrue interest at the rate of the 30 day libor + 100 basis points, commencing as of the first day of the month following the due date therefor, or the first day of the month  following resolution of the dispute.

(b)               Management Fee.  Owner shall pay to Manager as the full amount due for the services herein provided a monthly fee (the “Management Fee”) which shall be six percent (6%) of the Property’s current month Owner’s Revenue, as determined on a cash basis.  The Management Fee payment shall be included with the reimbursement of Expenses pursuant to Section 4(a) above, for the same month.  The invoice for the management fee shall be itemized and shall include reasonable detail to explain the expenses incurred.

Except as provided in this Section 4, it is further understood and agreed that Manager shall not be entitled to additional compensation of any kind in connection with the performance by it of its duties under this Agreement.

(c)                Inspection of Books and Records.  Owner shall have the right, upon prior reasonable notice to Manager, to inspect Manager's books and records with respect to the Property, to assure that proper fees and charges are assessed hereunder.  Manager shall cooperate with any such inspection.  Owner shall bear the cost of any such inspection; provided, however, that if it is clearly demonstrated that Manager has overcharged Owner by more than 5% in any given quarter and such overcharge was not caused in whole pr part by Owner, the cost of such inspection shall be borne by Manager. Manager shall promptly reimburse Owner for any overpayment.

5.                   Use of Trademarks, Service Marks and Related Items.

Owner acknowledges the significant value of the "U-Haul" name in the operations of Owner's property and it is therefore understood and agreed that the name, trademark and service mark "U-Haul", and related marks, slogans, caricatures, designs and other trade or service items (the "Manager Trade Marks") shall be utilized for the non-exclusive benefit of Owner in the rental and operation of the Property, and in comparable operations elsewhere.  It is further understood and agreed that this name and all such marks, slogans, caricatures, designs and other trade or service items shall remain and be at all times the property of Manager and its affiliates, and that, except as expressly provided in this Agreement, Owner shall have no right whatsoever therein.  Owner agrees that during the term of this Agreement the sign faces at the property will have the name "U-Haul."  Upon termination of this Agreement at any time for any reason, all such use by and for the benefit of Owner of any such name, mark, slogan, caricature, design or other trade or service item in connection with the Property shall be terminated and any signs bearing any of the foregoing shall be removed from view and no longer used by Owner.  In addition, upon termination of this Agreement at any time for any reason, Owner shall not enter into any new leases of Property using the Manager lease form or use other forms prepared by Manager.  It is understood and agreed that Manager will use and shall be unrestricted in its use of such name, mark, slogan, caricature, design or other trade or service item in the management and operation of other storage facilities both during and after the expiration or termination of the term of this Agreement.

6.                   Default; Termination.

(a)                Any material failure by Manager or Owner (a "Defaulting Party") to perform its respective duties or obligations hereunder (other than a default by Owner under Section 4 of this Agreement), which material failure is not cured within thirty (30) calendar days after receipt of written notice of such failure from the non-defaulting party, shall constitute an event of default hereunder; provided, however, the foregoing shall not constitute an event of default hereunder in the event the Defaulting Party commences cure of such material failure within such thirty (30) day period and diligently prosecutes the cure of such material failure thereafter but in no event shall such extended cure period exceed ninety (90) days from the date of receipt by the non-defaulting party of written notice of such material default; provided further, however, that in the event such material failure constitutes a default under the terms of the Loan Documents and the cure period for such matter under the Loan Documents is shorter than the cure period specified herein, the cure period specified herein shall automatically shorten such that it shall match the cure period for such matter as specified under the Loan Documents. In addition, following notice to Manager of the existence of any such material failure by Manager, Owner shall have the right to cure any such material failure by Manager, and any sums so expended in curing shall be owed by Manager to such curing party and may be offset against any sums owed to Manager under this Agreement.

(b)               Any material failure by Owner to perform its duties or obligations under Section 4, which material failure is not cured within ten (10) calendar days after receipt of written notice of such failure from Manager, shall constitute an event of default hereunder.

(c)                Subject to the terms of the Loan Documents, either party hereto shall have  the right to terminate this Agreement, without cause, by giving not less than ninety (90) days' written notice to the other party hereto, and with cause by giving not less than thirty (30) days written notice to the other party hereto, in both cases pursuant to Section 14 hereof.

(d)               Upon termination of this Agreement, (x) Manager shall promptly return to Owner all monies, books, records and other materials held by Manager for or on behalf of Owner and shall otherwise cooperate with Owner to promote and ensure a smooth transition to the new manager and (y) Manager shall be entitled to receive its Management Fee and reimbursement of expenses through the effective date of such termination, including the reimbursement of any prepaid expenses for periods beyond the date of termination (such as Yellow Pages advertising).

7.                   Indemnification.

Manager hereby agrees to indemnify, defend and hold Owner, all persons and companies affiliated with Owner, and all officers, shareholders, directors, employees and agents of Owner and of any affiliated companies or persons (collectively, the "Indemnified Persons") harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, damages, and claims in connection with the management of the Property and operations thereon (including the loss of use thereof following any damage, injury or destruction), arising from any cause or matter whatsoever, including, without limitation, any environmental condition or matter caused by Manager’s operation of the Property, except to the extent attributable to the willful misconduct or negligence on the part of the Indemnified Persons.

8.                   Assignment.

Manager shall not assign this Agreement, or any portion hereof of the duties hereunder, to any party without the consent of Owner.

9.                   Standard for Property Manager's Responsibility.

Manager agrees that it will perform its obligations hereunder according to industry standards, in good faith, and in a commercially reasonable manner.

10.              Estoppel Certificate.

Each of Owner and Manager agree to execute and deliver to one another, from time to time, within ten (10) business days of the requesting party's request, a statement in writing certifying, to the extent true, that this Agreement is in full force and effect, and acknowledging that there are not, to such parties knowledge, any uncured defaults or specifying such defaults if they are claimed and any such other matters as may be reasonably requested by such requesting party.

11.              Term; Scope.

Subject to the provisions hereof, this Agreement shall have an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the later of (i) the last day of the 300th calendar month next following the date hereof or (ii) the maturity date, repayment or prepayment of all amounts due to Lender pursuant to the applicable Loan Documents (the "Expiration Date"); provided however, the parties shall have the right upon mutual agreement to terminate this Agreement with respect to any individual Property no longer securing amounts due Lender pursuant to the applicable Loan Documents (for instance due to a significant casualty or condemnation of such Property).

12.              Headings.

The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

13.              Governing Law.

The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State of Nevada.

14.              Notices.

Any notice required or permitted herein shall be in writing and shall be personally delivered or mailed first class postage prepaid or delivered by an overnight delivery service to the respective addresses of the parties set forth above on the first page of this Agreement, or to such other address as any party may give  to the other in writing.  Any notice required by this Agreement will be deemed to have been given when personally served or one day after delivery to an overnight delivery service or five days after deposit in the first class mail. Any notice to Owner shall be to the attention of c/o SAC Holding Corporation, 1250 E. Missouri, Phoenix, AZ  85014, Attn:  Secretary. Any notice to Manager shall be to the attention of c/o U-Haul International, Inc., 2721 North Central Avenue, Phoenix, AZ 85004, Attn:  Chief Financial Officer.

15.              Severability.

Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

16.              Successors.

This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns and successors in interest.

17.              Attorneys' Fees.

If it shall become necessary for any party hereto to engage attorneys to institute legal action for the purpose of enforcing their respective rights hereunder or for the purpose of defending legal action brought by the other party hereto, the party or parties prevailing in such litigation shall be entitled to receive all costs, expenses and fees (including reasonable attorneys' fees) incurred by it in such litigation (including appeals).

18.Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.              Termination of Prior Agreement

This Agreement operates to terminate any prior property management agreement among Owner and U-Haul with respect to the Property.  The property management relationship among Owner and U-Haul with respect to the Property is restated as of the date hereof,  as provided in this Agreement.

IN WITNESS WHEREOF, the undersigned execute this Agreement as of the date set forth above.

Owner:

Three-A  SAC Self-Storage Limited Partnership,

a Nevada limited partnership

By: Three-A  SAC Self-Storage GP Corporation,

Its General Partner

By: __________________________________

Bruce Brockhagen, Secretary

Manager:

U-Haul Co. of California
U-Haul Co. of Florida
U-Haul Co. of Illinois, Inc.
U-Haul Co. of Massachusetts and Ohio, Inc.
U-Haul Co. of New Jersey, Inc.
U-Haul Co. of New York and Vermont, Inc.
U-Haul Co. of Oklahoma, Inc.
U-Haul Co. of Texas
U-Haul Co. of Virginia

By: ____________________________________

Gary B. Horton, Treasurer

With respect to Section 2(k) herein, U-Haul International, Inc., a Nevada corporation, hereby executes this Agreement and guarantees Manager’s obligations under said Section 2(k).

U-Haul International, Inc.

By: _____________________________________

Gary B. Horton, Treasurer

Exhibit A

List of Properties

883097	U-Haul Moving & Storage at Orangethorpe Ave	2260 E Orangethorpe Av	FULLERTON	CA	92831
883032	U-Haul Moving & Storage of Eustis	15519 W US Hwy 441	EUSTIS	FL	32726
883036	U-Haul Moving & Storage of Seminole	6249 Seminole Blvd	SEMINOLE	FL	33772
884009	U-Haul Moving & Storage of Hudson	14906 US 19	HUDSON	FL	34667
883027	U-Haul Moving & Storage of Stratford Sq	4n275 84th Crt	HANOVER PARK	IL	60133
883041	U-Haul Moving & Storage of Swansea	600 Gar Hwy	SWANSEA	MA	02777
883074	U-Haul Moving & Storage at Route 2	438 Harvard St	LEOMINSTER	MA	01453
883092	U-Haul Moving & Storage of Ayer	79 Fitchburg Rd Rte 2A	AYER	MA	01432
817032	U-Haul Moving & Storage at Route 9	2180 Rte 9	TOMS RIVER	NJ	08755
797050	U-Haul Moving & Storage of Kingston	848 Ulster Ave	KINGSTON	NY	12401
883054	U-Haul Moving & Storage at N Royalton	9903 Royalton Rd	NORTH ROYALTON	OH	44133
883013	U-Haul Moving & Storage of Hefner	421 W Hefner Rd	OKLAHOMA CITY	OK	73114
737044	U-Haul Moving & Storage at Research Blvd	12611 N Hwy 183	AUSTIN	TX	78759
883004	U-Haul Moving & Storage at Altamesa Blvd & McCart	3450 Altamesa Blvd	FORT WORTH	TX	76133
883022	U-Haul Moving & Storage at Harry Hines Blvd	11061 Harry Hines Blvd	DALLAS	TX	75229
883062	U-Haul Moving & Storage of South Military Highway	803 Butler St	CHESAPEAKE	VA	23323